Exhibit 99.1

Amylin Pharmaceuticals, Inc. Tel (858) 552 2200 9360 Townw Centre Drive Fax (858) 552 2212 San Diego, CA 92121 USA www.amylin.com

FOR IMMEDIATE RELEASE

Contact:                             Alice Izzo

Phone:                                (858) 642-7272

Email:                                  alice.izzo@amylin.com

AMYLIN PHARMACEUTICALS COMMENTS ON SHAREHOLDER 13-D FILING

SAN DIEGO, January 29, 2009 — Amylin Pharmaceuticals, Inc. (Nasdaq: AMLN) confirmed today that it has reviewed an amended 13-D filing with the Securities and Exchange Commission from Amylin shareholder Icahn Capital LP and affiliated funds announcing their intent to nominate a slate of five directors to stand for election at the Company’s 2009 annual meeting. Amylin has not yet received the required notice with respect to this action.

Amylin’s Corporate Governance Committee is engaged in a process to recommend a slate for election at the Company’s annual meeting. It is reviewing potential nominees suggested by shareholders as part of that process, including two individuals previously discussed with representatives of the Icahn funds. Once the process has been completed, Amylin’s Board of Directors will formally recommend a slate of nominees that it believes will act in the best interest of all shareholders.

About Amylin Pharmaceuticals

Amylin Pharmaceuticals is a biopharmaceutical company committed to improving lives through the discovery, development and commercialization of innovative medicines. Amylin has developed and gained approval for two first-in-class medicines for diabetes, SYMLIN® (pramlintide acetate) injection and BYETTA® (exenatide) injection. Amylin’s research and development activities leverage the Company’s expertise in metabolism to develop potential therapies to treat diabetes and obesity. Amylin is headquartered in San Diego, California. Further information on Amylin Pharmaceuticals is available at www.amylin.com.

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